Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of Organization

International Advisory Holdings Corp.	Delaware
International Consulting Acquisition Corp.	Delaware
TPI Advisory Services Americas, Inc.	Texas
Technology Partners International, Inc.	Texas
TPI Directory Services Corp.	Delaware
TPI Equity Investment Fund, L.P.	Delaware
TPI Eurosourcing, L.L.C.	Texas
TPI Advisory Services India Pvt. Ltd.	India
TPI Eurosourcing Germany GmbH	Germany
TPI Europe Ltd.	England
Technology Partners International K.K.-Japan	Japan
TPI Sourcing Consultants Canada Corp.	Nova Scotia
CCGH Limited	United Kingdom
CCGH No. 2 Limited	United Kingdom
Compass Consulting Group Holdings Limited	United Kingdom
Compass Trustees Limited	United Kingdom
Compass Limited	United Kingdom
Compass Management Consulting Limited	United Kingdom
Compass Deutschland GmbH	Germany
Compass Consulting AB	Sweden
Compass Management Consulting Italia SRL	Italy
Compass Management Consulting SA	France
Compass Management Consulting Iberica SA	Spain
Compass Publishing BV	Netherlands
Compass Holding BV	Netherlands
Compass America Inc.	Virginia
Compass Management Consulting Ltd	Canada
Compass Management Consulting PTY	Australia